PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED DECEMBER 17, 1996)


                                  $450,000,000

                               CITICORP CAPITAL II

                            8.015% CAPITAL SECURITIES

                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED BY

                                [CITICORP LOGO]

                                   ----------

     The 8.015% Capital Securities (the "Capital Securities") offered hereby represent preferred undivided beneficial interests in the assets of Citicorp Capital II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Citicorp, a Delaware corporation ("Citicorp" or the "Company"), will own all the common securities (the "Common Securities" and, together with the Capital Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of 8.015% Junior Subordinated Deferrable Interest Debentures due February 15, 2027 (the "Subordinated Debt Securities") of Citicorp. The Subordinated Debt Securities and the Capital Securities in respect of which this Prospectus Supplement is being delivered are referred to herein as the "Offered Securities." The Subordinated Debt Securities will be unsecured obligations of Citicorp and will be subordinate and junior in right of payment to all Senior Indebtedness of Citicorp, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of Capital Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise. Payments of distributions on the Capital Securities may be deferred at any time for up to 10 consecutive semiannual periods. In addition, Citicorp will have the right to redeem the Subordinated Debt Securities at any time on or after February 15, 2007, and, prior to that date, to redeem the Subordinated Debt Securities or to cause the distribution of the Subordinated Debt Securities to the holders of Capital Securities upon the occurrence of certain events. See "Special Considerations" on page S-5.
                                                        (continued on next page)
                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND
         ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

================================================================================
                                  Initial Public     Underwriting    Proceeds to
                                Offering Price (1)  Commission (2)  Trust (3)(4)
--------------------------------------------------------------------------------
Per Capital Security                  $1,000              (3)          $1,000
--------------------------------------------------------------------------------
Total                              $450,000,000           (3)       $450,000,000
================================================================================

(1)  Plus accrued distributions, if any, from January 29, 1997.

(2) The Trust and Citicorp have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Because the proceeds of the sale of the Capital Securities will be invested in the Subordinated Debt Securities, Citicorp has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $10.00 per Capital Security (or $4,500,000 in the aggregate). See "Underwriting."

(4) Expenses of the offering, which are payable by Citicorp, are estimated to be $240,000.

                                   ----------

     The Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Capital Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about January 29, 1997.
                                   ----------

CITICORP SECURITIES, INC.

                   LEHMAN BROTHERS

                                       GOLDMAN, SACHS & CO.

                                                            SALOMON BROTHERS INC
                                   ----------

           The date of this Prospectus Supplement is January 24, 1997.

(continued from previous page)

     The Capital Securities will constitute "Preferred Securities" as described in the accompanying Prospectus. Holders of the Capital Securities are entitled to receive cumulative cash distributions at an annual rate of 8.015% of the liquidation amount of $1,000 per Capital Security, accruing from the date of original issuance and payable semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 1997 ("distributions"). The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Capital Securities, as set forth below, are guaranteed by Citicorp (the "Guarantee") to the extent described herein and under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee covers payments of distributions and other payments on the Capital Securities only if and to the extent that the Trust has funds available therefor, which will not be the case unless Citicorp has made a payment of interest or principal or other payments on the Subordinated Debt Securities held by the Trust as its sole asset. The Guarantee, when taken together with Citicorp's obligations under the Subordinated Debt Securities and the Indenture (as defined herein) and its obligations under the Declaration (as defined herein), including its undertaking to pay all costs, expenses, debts and other obligations of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Capital Securities. The obligations of Citicorp under the Guarantee are subordinate and junior in right of payment to all other liabilities of Citicorp and rank pari passu with the most senior preferred stock issued from time to time, if any, by Citicorp.

     The distribution rate and the distribution payment date and other payment dates for the Capital Securities will correspond to the interest rate and interest payment date and other payment dates on the Subordinated Debt Securities, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debt Securities, no amounts will be paid on the Capital Securities. If Citicorp does not make principal or interest payments on the Subordinated Debt Securities, the Trust will not have sufficient funds to make distributions on the Capital Securities, in which event, the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

     So long as no Event of Default has occurred and is continuing under the Indenture, Citicorp has the right to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities at any time and from time to time for up to 10 consecutive semiannual interest periods (each, an "Extension Period"), provided that no Extension Period may extend beyond the Maturity Date (as defined below). If interest payments are so deferred, distributions on the Capital Securities will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of 8.015% per annum compounded semiannually, and holders of Capital Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths of up to 10 consecutive semiannual interest periods each throughout the term of the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities--Option to Extend Interest Payment Period" and "United States Federal Income Taxation--Interest and Original Issue Discount."

     The Subordinated Debt Securities will mature on February 15, 2027. The Subordinated Debt Securities are redeemable by Citicorp, in whole or in part, from time to time, on or after February 15, 2007, and earlier in certain circumstances upon the occurrence of a Tax Event or a Regulatory Capital Event (each as defined herein). Prior to any such redemption, Citicorp will obtain any required regulatory approvals. If Citicorp redeems Subordinated Debt Securities, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at the Redemption Price (as defined herein). See "Description of the Capital Securities--Redemption." The Capital Securities will be redeemed upon maturity of the Subordinated Debt Securities. In addition, upon the occurrence of a Tax Event or a Regulatory Capital Event, unless the Subordinated Debt Securities are redeemed in the limited circumstances described herein, the Trust may be dissolved, with the result that the Subordinated Debt Securities will be distributed to the holders of the Capital Securities in lieu of any cash distribution. See "Description of the Capital Securities--Tax Event Redemption or Distribution" and "--Regulatory Capital Event Redemption or Distribution."

     In the event of the involuntary or voluntary dissolution, winding-up or termination of the Trust, the holders of the Capital Securities will be entitled to receive for each Capital Security, out of assets of the Trust available therefor, a liquidation amount of $1,000 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Debt Securities are distributed to the holders of the Capital Securities. See "Description of the Capital Securities-- Liquidation Distribution Upon Dissolution."

     The Capital Securities will be represented by one or more global certificates registered in the name of the Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Capital Securities will not be issued in certificated form. See "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company."

                                   ----------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         CITICORP SUMMARY FINANCIAL DATA

     The following table sets forth, in summary form, certain financial data for each of the years in the three-year period ended December 31, 1996. This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated herein by reference; this summary is not covered by the Report of Independent Auditors incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the Prospectus.

                                                                        Years Ended December 31,
                                                                   ---------------------------------
                                                                     1996         1995         1994
                                                                   -------      -------      -------
                                                                             (In millions,
                                                                       except per share amounts)

Net Interest Revenue ...........................................   $10,940      $ 9,951      $ 8,911
Fees, Commissions and Other Revenue ............................     9,256        8,727        7,837
                                                                   -------      -------      -------
Total Revenue ..................................................    20,196       18,678       16,748
Provision for Credit Losses ....................................     1,926        1,991        1,881
Operating Expense ..............................................    12,197       11,102       10,256
                                                                   -------      -------      -------
Income Before Taxes and Cumulative Effect of
  Accounting Change ............................................     6,073        5,585        4,611
Income Taxes ...................................................     2,285        2,121        1,189
                                                                   -------      -------      -------
Income Before Cumulative Effect of Accounting Change ...........     3,788        3,464        3,422
Cumulative Effect of Accounting Change (A) .....................      --           --            (56)
                                                                   -------      -------      -------
Net Income .....................................................   $ 3,788      $ 3,464      $ 3,366
                                                                   =======      =======      =======
Income Applicable to Common Stock ..............................   $ 3,631      $ 3,126      $ 3,010
                                                                   =======      =======      =======
Earnings Per Share(B):
  On Common and Common Equivalent Shares:
    Income Before Cumulative Effect of Accounting Change .......   $  7.50      $  7.21      $  7.15
    Cumulative Effect of Accounting Change(A) ..................      --           --          (0.12)
                                                                   -------      -------      -------
    Net Income .................................................   $  7.50      $  7.21      $  7.03
                                                                   =======      =======      =======
Assuming Full Dilution:
    Income Before Cumulative Effect of Accounting Change .......   $  7.42      $  6.48      $  6.40
    Cumulative Effect of Accounting Change(A) ..................      --           --          (0.11)
                                                                   -------      -------      -------
    Net Income .................................................   $  7.42      $  6.48      $  6.29
                                                                   =======      =======      =======

                                                                             (In billions)
Period-End Balances:
    Total Loans, Net(C) ........................................   $ 169.1      $ 160.3      $ 147.3
    Total Assets ...............................................     281.0        256.9        250.5
    Total Deposits .............................................     185.0        167.1        155.7
    Long-Term Debt .............................................      18.9         18.5         17.9
    Total Stockholders' Equity .................................      20.7         19.6         17.8
------------
(A)  Refers to the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits",
     effective January 1, 1994.

(B)  Based on net income after deducting preferred stock dividends, except where conversion is assumed, and, unless anti-dilutive, the after-tax dividend equivalents on shares issuable under
     Citicorp's Executive Incentive Compensation Plan.

(C)  Net of unearned income and allowance for credit losses.

                                                S-3

                           CAPITALIZATION OF CITICORP

     The following table sets forth the consolidated capitalization of Citicorp as of December 31, 1996 (and as adjusted to give effect to the issuance of the Capital Securities).

                                                       December 31, December 31,
                                                           1996         1996
                                                       Outstanding   As Adjusted
                                                       -----------   -----------
                                                            (In millions)
Long-Term Debt:
  Various Obligations with Original Maturities
    of One Year or More ...............................   $18,550      $18,550
  Guaranteed Preferred Beneficial Interests
    in Citicorp Subordinated Debt(a) ..................       300          750
                                                          -------      -------
Total Long-Term Debt ..................................   $18,850      $19,300
                                                          -------      -------
Stockholders' Equity:
  Preferred Stock .....................................   $ 2,078      $ 2,078
    Authorized Shares: 50,000,000
    Issued Shares:
      4,280,503 of $100 per share, 6,100,000 of
      $250 per share and 250,000 of $500 per share
  Common Stock ($1.00 par value) ......................       506          506
    Authorized Shares: 800,000,000
    Issued Shares: 506,298,235
  Surplus .............................................     6,595        6,595
  Retained Earnings ...................................    14,303       14,303
  Net Unrealized Gains-Securities Available for Sale ..       676          676
  Foreign Currency Translation ........................      (486)        (486)
  Common Stock in Treasury, at cost ...................    (2,950)      (2,950)
    Shares: 43,081,217
                                                          -------      -------
Total Stockholders' Equity ............................   $20,722      $20,722
                                                          -------      -------
Total Capitalization ..................................   $39,572      $40,022
                                                          =======      =======
------------

(a) The Guaranteed Preferred Beneficial Interests represent interests in Citicorp Capital I, a trust whose sole asset is $309 million aggregate principal amount of Citicorp's 7.933% Junior Subordinated Deferrable Interest Debentures due 2027, and, in the "As Adjusted" column, interests in the Trust, whose sole asset will be $463.5 million aggregate principal amount of Citicorp's 8.015% Junior Subordinated Deferrable Interest Debentures due 2027.

                   CITICORP RATIOS OF INCOME TO FIXED CHARGES

     For the fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992, Citicorp's consolidated ratios of income to fixed charges, computed as set forth below, were as follows:

                                                 Year Ended December 31,
                                       -----------------------------------------
                                       1996      1995     1994     1993     1992
                                       ----      ----     ----     ----     ----
Income to Fixed Charges:
 Excluding Interest on Deposits ....   2.69      2.31     1.76     1.44     1.24
 Including Interest on Deposits ....   1.48      1.42     1.31     1.18     1.09

     For purposes of computing the consolidated ratio of income to fixed charges, income represents net income, before extraordinary items and cumulative effects of accounting changes, plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest paid on deposits) and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense and the interest factor included in rents.

                             SPECIAL CONSIDERATIONS

     Prospective purchasers of Capital Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE
SUBORDINATED DEBT SECURITIES AND GUARANTEE

     The obligations of Citicorp under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of Citicorp, including all outstanding subordinated debt securities issued by Citicorp (other than securities designated as Junior Subordinated Deferrable Interest Debentures) prior to the issuance of the Subordinated Debt Securities. Citicorp's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of Citicorp and rank pari passu with the most senior preferred stock issued from time to time, if any, by Citicorp and with any other guarantee by Citicorp in respect of any preferred stock or equity interest of any affiliate. There are no terms in the Capital Securities, the Subordinated Debt Securities or the Guarantee that limit Citicorp's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debt Securities and the Guarantee. See "Description of the Preferred Securities Guarantees--Status of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus, and "Description of the Subordinated Debt Securities--Subordination" herein.

RIGHTS UNDER THE GUARANTEE

     If Citicorp were to default on its obligation to pay amounts payable on the Subordinated Debt Securities or its other payment obligations to the Trust, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Capital Securities would rely on the enforcement (i) by the Institutional Trustee (as defined herein) of its rights as registered holder of the Subordinated Debt Securities against Citicorp pursuant to the terms of the Subordinated Debt Securities or (ii) by such holder of its right against Citicorp to enforce payments on the Subordinated Debt Securities. See "Description of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

     If a Declaration Event of Default (as defined herein) occurs and is continuing, the holders of Capital Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Subordinated Debt Securities against Citicorp. In addition, the holders of a majority in liquidation amount of the Capital Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Capital Securities may institute a legal proceeding directly against Citicorp to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Citicorp to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Capital Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Citicorp will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by Citicorp to such holder of Capital Securities in such Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities. See "Description of the Capital Securities -- Declaration Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIOD;
FEDERAL INCOME TAX CONSEQUENCES

     Citicorp has the right under the Indenture (as such term is defined in "Description of the Subordinated Debt Securities" herein), so long as no Indenture Event of Default (as defined herein) shall have occurred and be continuing, to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, semiannual distributions on the Capital Securities would be deferred (but would continue to accrue, despite such deferral, with interest thereon compounded semiannually) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 10 consecutive semiannual interest periods. Prior to the termination of any such extension period, Citicorp may further extend the interest payment period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semiannual interest periods or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Citicorp may commence a new Extension Period, subject to the above requirements. See "Description of the Capital Securities -- Distributions" and "Description of the Subordinated Debt Securities -- Option to Extend Interest Payment Period."

     Should Citicorp exercise its right to defer payments of interest by extending the interest payment period, each holder of Capital Securities will be required to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Capital Securities for United States federal income tax purposes, even though such deferred interest is not distributed to holders of Capital Securities. As a result, each such holder of Capital Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of the Capital Securities prior to the record date for the date on which distributions of such amounts are made. Citicorp has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should Citicorp determine to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of Citicorp's right to defer interest payments, the market price of the Capital Securities (which represent an undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities that do not grant such rights to the issuer. See "United States Federal Income Taxation -- Interest and Original Issue Discount."

TAX EVENT OR REGULATORY CAPITAL EVENT REDEMPTION OR DISTRIBUTION

     Upon the occurrence of a Tax Event or a Regulatory Capital Event, the Trust may be dissolved, with the result that the Subordinated Debt Securities would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, Citicorp will have the right to redeem the Subordinated Debt Securities in lieu of a distribution of the Subordinated Debt Securities by the Trust. If Subordinated Debt Securities are redeemed, the Trust will redeem an equivalent amount of Trust Securities. See "Description of the Capital Securities--Tax Event Redemption or Distribution" and "--Regulatory Capital Event Redemption or Distribution."

     Under current United States federal income tax law, a distribution of Subordinated Debt Securities upon the dissolution of the Trust would not be a taxable event to holders of the Capital Securities, but a dissolution ofthe Trust in which holders of the Capital Securities receive cash would be a taxable event to such holders.See "United States Federal Income Taxation--Receipt of Subordinated Debt Securities or Cash Upon Liquidation of the Trust."

     Because holders of Capital Securities may receive Subordinated Debt Securities upon the occurrence of a Tax Event or a Regulatory Capital Event, prospective purchasers of Capital Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Capital Securities--Tax Event Redemption or Distribution" and "--Regulatory Capital Event Redemption or Distribution" and "Description of the Subordinated Debt Securities."

POSSIBLE TAX CONSEQUENCES OF SALES OF CAPITAL SECURITIES
BETWEEN RECORD DATES

     The Capital Securities may trade at a price that does not fully reflect the value of any accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. If Citicorp exercises its right to defer payments of interest, a holder that disposes of Capital Securities between record dates for payments of distributions thereon will be required to include any accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income and add such amount to the holder's adjusted tax basis in the pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Interest and Original Issue Discount" and "-- Sales of Capital Securities."

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be consolidated with Citicorp's financial statements, with the $450 million of Capital Securities included in Citicorp's balance sheet as a component of Long-Term Debt. The sole assets of the Trust will be $463.5 million aggregate principal amount of 8.015% Junior Subordinated Deferrable Interest Debentures of Citicorp due 2027.

     All future reports of Citicorp filed under the Securities Exchange Act of 1934 will (i) reflect the consolidation of the Trust into Citicorp's consolidated financial statements, with the $450 million of Capital Securities included in Citicorp's balance sheet as a component of Long-Term Debt, (ii) include in the financial statement footnotes of Citicorp disclosure that the sole assets of the wholly-owned Trust will be $463.5 million principal amount of 8.015% Junior Subordinated Deferrable Interest Debentures of Citicorp due 2027, and (iii) include in a footnote to the audited financial statements disclosure that each Citicorp Capital Trust is wholly owned, that the sole asset of each Citicorp Capital Trust is the respective series of Junior Subordinated Deferrable Interest Debentures (specifying as to each Trust the principal amount, interest rate and maturity date of such Junior Subordinated Deferrable Interest Debentures), and that the related Preferred Securities Guarantee, taken together with Citicorp's obligations under such Junior Subordinated Deferrable Interest Debentures, the Indenture and the Declaration, provides a full and unconditional guarantee on a subordinated basis by Citicorp of payments due on the preferred securities issued by each Citicorp Capital Trust.

                                    THE TRUST

     The Trust is a statutory business trust formed under Delaware law pursuant to a declaration of trust executed by Citicorp, as sponsor (the "Sponsor"), and the trustees of the Trust (the "Trustees") and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") before the issuance of the Capital Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Capital Securities, the purchasers thereof will own all of the Capital Securities. See "Description of the Capital Securities -- Book-Entry Only Issuance -- The Depository Trust Company." Citicorp will directly or indirectly acquire all of the Common Securities, which will have an aggregate liquidation amount equal to 3 percent of the total capital of the Trust. The Trust exists for the exclusive purposes of issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and engaging in only those other activities necessary or incidental thereto.

     Pursuant to the Declaration, the number of Trustees will initially be three. Two of the trustees (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, Citicorp. The third trustee, which will be a financial institution that is unaffiliated with Citicorp, will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, Wilmington Trust Company will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debt Trustee (as defined herein) under the Indenture. Wilmington Trust Company will also act as Delaware Trustee under the Declaration for purposes of compliance with the Delaware Business Trust Act (the "Trust Act").

     The Institutional Trustee will hold title to the Subordinated Debt Securities for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Subordinated Debt Securities. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities. Citicorp, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees, subject to certain restrictions. Citicorp will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Subordinated Debt Securities -- Miscellaneous."

     The rights of the holders of the Capital Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Trust Act and the Trust Indenture Act. See "Description of the Capital Securities."

                      DESCRIPTION OF THE CAPITAL SECURITIES

     The following summary of certain terms and provisions of the Capital Securities supplements the description of the terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the heading "Description of the Preferred Securities," to which description reference is hereby made. (The Capital Securities constitute "Preferred Securities" as such term is used in the Prospectus). The Capital Securities will be issued pursuant to the terms of the Declaration, which has been qualified as an indenture under the Trust Indenture Act. The Institutional Trustee will act as indenture trustee for the Capital Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Capital Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Capital Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by Citicorp. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Capital Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will own the Subordinated Debt Securities purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Capital Securities or liquidation of the Trust, are guaranteed by Citicorp to the extent described under "Description of the Guarantee" and under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Capital Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Subordinated Debt Securities except in the limited circumstances in which the holder may take Direct Action. See "-- Voting Rights" and "-- Declaration Events of Default." Citicorp's obligations under the Guarantee, taken together with its obligations under the Subordinated Debt Securities, the Indenture and the Declaration, will provide a full and unconditional guarantee on a subordinated basis by Citicorp of payments due on the Capital Securities.

DISTRIBUTIONS

     Distributions on the Capital Securities will be fixed at a rate per annum of 8.015% of the stated liquidation amount of $1,000 per Capital Security. Distributions in arrears for more than one semiannual period will bear interest thereon at the rate per annum of 8.015%, compounded semiannually. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the Capital Securities will be cumulative, will accrue from January 29, 1997 and will be payable semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 1997, when, as and if available for payment. Distributions will be made by the Institutional Trustee or its paying agent, except as otherwise described below.

     Citicorp has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities. If Citicorp were to exercise such right, semiannual distributions on the Capital Securities during any such extended interest payment period would be deferred (though such distributions would continue to accrue with interest, compounded semiannually, because compound interest would continue to accrue on the Subordinated Debt Securities). See "Description of the Subordinated Debt Securities -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Capital Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

     Distributions on the Capital Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Capital Securities will be limited to payments received from Citicorp on the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities." The payment of distributions out of moneys held by the Trust is guaranteed by Citicorp to the extent set forth under "Description of the Guarantee" and under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.

     Distributions on the Capital Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Capital Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates. Such distributions will be paid by or on behalf of the Institutional Trustee, which will hold amounts received in respect of the Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Capital Securities do not continue to remain in book-entry only form, the Regular Trustees will have the right to select relevant record dates, which may be more than one Business Day but not more than ten Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Capital Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law to close.

REDEMPTION

     Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or redemption will simultaneously be applied to redeem, at the Redemption Price, Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed; provided that holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of any redemption.

     The Company has the right to redeem the Subordinated Debt Securities, in whole or in part, at any time on or after February 15, 2007, and earlier if a Tax Event or a Regulatory Capital Event shall have occurred and be continuing. The "Redemption Price" for the Capital Securities, in the case of any such redemption, will equal the applicable Redemption Percentage (determined as described below) of the stated liquidation amount of $1,000 per Capital Security, plus accrued distributions to but excluding the date fixed for redemption.

     The Redemption Percentage, in the case of any redemption occurring on or after February 15, 2007 and before February 15, 2017, will equal the applicable percentage set out in the following table if the redemption date occurs during the 12-month period beginning February 15 in the year indicated:

                Year                          Redemption Percentage
                ----                          ---------------------
                2007 .......................        104.007%
                2008 .......................        103.607
                2009 .......................        103.206
                2010 .......................        102.805
                2011 .......................        102.404
                2012 .......................        102.004
                2013 .......................        101.603
                2014 .......................        101.202
                2015 .......................        100.801
                2016 .......................        100.401


     The Redemption Percentage will be 100% for any redemption on or after February 15, 2017.

     In the case of a redemption following a Tax Event or Regulatory Capital Event prior to February 15, 2007, the Redemption Percentage will equal the Make-Whole Amount, determined as a percentage of a corresponding $1,000 principal amount of Subordinated Debt Securities. The "Make-Whole Amount" shall be equal to the greater of (i) 100% of the principal amount of such Subordinated Debt Securities or (ii) as determined by a Quotation Agent (as defined below), an amount equal to the sum of the present values of the remaining scheduled payments of principal, premium and interest thereon through February 15, 2007 (assuming that the Subordinated Debt Securities were redeemed on that date), discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months) at the Adjusted Treasury Rate.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to (x) the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date plus (y) (i) on or prior to February 15, 1998, 0.90%, and (ii) after February 15, 1998, 0.50%.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term through February 15, 2007 of the Subordinated Debt Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term through February 15, 2007 of the Subordinated Debt Securities.

     "Quotation Agent" means Citibank, N.A. and its successors; provided, however, that if such entity shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer. "Reference Treasury Dealer" means (i) the Quotation Agent and (ii) any other Primary Treasury Dealer selected by the Debt Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the most recent weekly statistical release (or any successor release) published by the Federal Reserve and designated "H.15(519)" or (ii) if such release (or any successor release) is not published or does not contain such prices during the week preceding such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Debt Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Debt Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Indenture Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third Business Day preceding such redemption date.

TAX EVENT REDEMPTION OR DISTRIBUTION

     "Tax Event" means that the Regular Trustees shall have received an opinion (a "Dissolution Tax Opinion") of a nationally recognized independent tax counsel experienced in such matters ("Tax Counsel") to the effect that, as a result of
(a) any amendment to, clarification of or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or
(b) any amendment to, clarification of or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities, (ii) interest payable to the Trust on the Subordinated Debt Securities would not be deductible by Citicorp for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, provided that any such change, clarification or amendment becomes effective on or after the date of this Prospectus Supplement.

     If, at any time prior to February 15, 2007, a Tax Event shall occur and be continuing, Citicorp may cause the Trust to be dissolved, with the result that after satisfaction of liabilities to creditors, if any, Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of such Tax Event; provided that such dissolution and distribution shall be conditioned on (i) the Regular Trustees' receipt of an opinion of Tax Counsel (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Subordinated Debt Securities and
(ii) Citicorp being unable to avoid such Tax Event within such 90-day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on the Trust, Citicorp or the holders of the Trust Securities. Furthermore, if after receipt of a Dissolution Tax Opinion by the Regular Trustees (i) Citicorp has received an opinion (a "Redemption Tax Opinion") of Tax Counsel that, as a result of a Tax Event, there is more than an insubstantial risk that Citicorp would be precluded from deducting the interest on the Subordinated Debt Securities for United States federal income tax purposes, even after the Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above, or (ii) the Regular Trustees shall have been informed by such Tax Counsel that it cannot deliver a No Recognition Opinion to the Trust, Citicorp shall have the right, within 90 days following the occurrence of such Tax Event, to redeem the Subordinated Debt Securities, in whole or in part, upon not less than 30 nor more than 60 days' notice, for cash, with the result that, following such redemption, the Trust Securities having an aggregate liquidation amount equal to the principal amount of the Subordinated Debt Securities so redeemed will be redeemed by the Trust at the Redemption Price; provided, however, that if at the time there is available to Citicorp or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, Citicorp or the holders of the Trust Securities, then Citicorp or the Trust will pursue such measure in lieu of redemption of the Subordinated Debt Securities.

     In the event a Tax Event in respect of the Capital Securities has occurred and is continuing and Citicorp does not (i) redeem all of the Subordinated Debt Securities and thereby cause a mandatory redemption of such Capital Securities as described above or (ii) cause the Trust to be dissolved and cause the Subordinated Debt Securities to be distributed in liquidation thereof as described above, some or all of the Capital Securities will remain outstanding and Additional Interest (as defined herein) may be payable on the Subordinated Debt Securities.

REGULATORY CAPITAL EVENT REDEMPTION OR DISTRIBUTION

     "Regulatory Capital Event" means a determination by Citicorp, based on an opinion of counsel experienced in such matters (who may be an employee of Citicorp or any of its affiliates), that, as a result of (a) any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment, clarification, change, pronouncement or decision is announced or is effective after the date of this Prospectus Supplement, there is more than an insubstantial risk that the Capital Securities will no longer constitute Tier 1 capital of Citicorp (or its equivalent) for purposes of the capital adequacy guidelines or policies of the Board of Governors of the Federal Reserve System or its successor as Citicorp's primary federal banking regulator.

     If, at any time prior to February 15, 2007, a Regulatory Capital Event shall occur and be continuing, Citicorp may (i) cause the Trust to be dissolved, with the result that after satisfaction of liabilities to creditors, if any, Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of such Regulatory Capital Event or (ii) within 90 days following the occurrence of such Regulatory Capital Event, redeem the Subordinated Debt Securities, in whole or in part, upon not less than 30 nor more than 60 days' notice, for cash, with the result that, following such redemption, the Capital Securities will be redeemed by the Trust at the applicable Redemption Price; provided, however, that if at the time there is available to Citicorp or the Trust the opportunity to eliminate, within such 90-day period, the Regulatory Capital Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, Citicorp or the holders of the Trust Securities, then Citicorp or the Trust will pursue such measure in lieu of distribution or redemption of the Subordinated Debt Securities.

DISTRIBUTION OF SUBORDINATED DEBT SECURITIES

     After the date for any distribution of Subordinated Debt Securities upon dissolution of the Trust, (i) the Capital Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Capital Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities to be delivered upon such distribution and (iii) any certificates representing Capital Securities not held by the Depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on such Capital Securities until such certificates are presented to Citicorp or its agent for transfer or reissuance.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding Capital Securities unless all accrued and unpaid distributions have been paid on all Capital Securities for all semiannual distribution periods terminating on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Capital Securities (which notice will be irrevocable), then, by noon, New York City time, on the redemption date, provided that Citicorp has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price (but without interest) on or after such redemption date, except as described below. In the event that any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Capital Securities is improperly withheld or refused and not paid, either by the Trust or by Citicorp pursuant to the Guarantee, distributions on such Capital Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Capital Securities are to be redeemed, the Capital Securities will be redeemed as described below under "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Subject to the foregoing, applicable law (including, without limitation, United States federal securities laws), and any other applicable restrictions, Citicorp or its subsidiaries may at any time, and from time to time, purchase outstanding Capital Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Trust Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $1,000 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities have been distributed on a pro rata basis to the holders of the Trust Securities.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Capital Securities, except that if a Declaration Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities with regard to such distributions.

     Pursuant to the Declaration, the Trust shall dissolve (i) on February 15, 2052, the expiration of the term of the Trust, (ii) upon the bankruptcy of Citicorp, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to Citicorp, the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to file a certificate of cancellation with respect to the Trust or the revocation of the charter of Citicorp and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the occurrence of a Tax Event or a Regulatory Capital Event and the distribution of the Subordinated Debt Securities to the holders of Trust Securities, (v) upon the entry of a decree of a judicial dissolution of Citicorp (or an affiliate that is a subsequent holder of the Common Securities) or the Trust or (vi) upon the redemption of all the Trust Securities. Pursuant to the Declaration, as soon as practicable after the dissolution of the Trust and upon completion of the winding up of the Trust, the Trust shall terminate upon the filing of a certificate of cancellation.

DECLARATION EVENTS OF DEFAULT

     An Event of Default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Capital Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Capital Securities has made a written request, such holder of record of Capital Securities may institute a legal proceeding against Citicorp to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Citicorp to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Capital Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Citicorp will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by Citicorp to such holder of Capital Securities in such Direct

Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

     Citicorp and the Trust are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantees -- Modification of the Preferred Securities Guarantees; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

     Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Subordinated Debt Securities, to (i) exercise the remedies available to it under the Indenture as a holder of the Subordinated Debt Securities, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable or
(iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debt Securities where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Subordinated Debt Securities (a "Super-Majority") affected thereby, only the holders of at least a percentage equivalent to such Super-Majority in aggregate liquidation amount of the Capital Securities may direct the Institutional Trustee to give such consent or take such action. The Institutional Trustee shall notify all holders of the Capital Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses (i), (ii), (iii) or (iv) above unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Institutional Trustee, as the holder of the Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that (i) where the taking of any such action under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding and (ii) where the taking of such action would require the consent of every holder of Subordinated Debt Securities, the consent of all holders of Trust Securities shall be required. The Institutional Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Capital Securities may be given at a separate meeting of holders of Capital Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Capital Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel Capital Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

     Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned at such time by Citicorp or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Citicorp, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Capital Securities were not outstanding, unless all of the Capital Securities are owned by Citicorp or any such entity.

     The procedures by which holders of Capital Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

     Holders of the Capital Securities will have no rights to appoint or remove the Trustees, who may be appointed, removed or replaced solely by Citicorp as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee), subject to certain conditions, provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Capital Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities or the Institutional Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Common Securities and Capital Securities, respectively, rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Citicorp expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Subordinated Debt Securities, (iii) the Capital Securities or any Successor Securities are listed quoted, or any Successor Securities will be so upon notification of issuance, on any national securities exchange or other organization on which the Capital Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, Citicorp has received an opinion of counsel to the Trust to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) the Trust or successor entity will continue to be classified as a grantor trust for United States federal income tax purposes and (viii) Citicorp guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100 percent in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary (the "Depositary") for the Capital Securities. The Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Capital Securities certificates ("Global Certificates"), representing the total aggregate number of Capital Securities, will be issued and will be deposited with DTC.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in securities represented by a global certificate deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Capital Securities within the DTC system must be made by or through Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Capital Security ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Capital Securities, except in the event that use of the book-entry system for the Capital Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Capital Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Capital Securities represented thereby for all purposes under the Declaration and the Capital Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Capital Securities (including the presentation of Capital Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Capital Securities as to which such Participant or Participants has or have given such direction.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices in respect of the Capital Securities held in book-entry form will be sent to Cede & Co. If less than all of the Capital Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

     Although voting with respect to the Capital Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on the Capital Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Capital Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Capital Securities.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Issuer nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the Capital Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Capital Security certificates are required to be printed and delivered. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Capital Securities will be printed and delivered.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Capital Securities represented by the Global Certificates will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates, provided that, in the case of Certificated Securities, such payments will be made by check mailed to the address of the holder entitled thereto at its registered address. The paying agent will initially be Citibank, N.A. The paying agent will be permitted to resign upon 30 days' written notice to the Institutional Trustee. In the event that Citibank, N.A. shall no longer be the paying agent, the Institutional Trustee will appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR AND TRANSFER AGENT

     Citibank, N.A. will act as registrar and transfer agent for the Capital Securities. Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may reasonably require) in respect of any tax or other government charges which may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Capital Securities after such Capital Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after a default of which it has knowledge, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Capital Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Capital Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Institutional Trustee also serves as trustee under the Guarantee and the Indenture.

GOVERNING LAW

     The Declaration and the Capital Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. Citicorp intends to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of Citicorp for United States federal income tax purposes. In this connection, Citicorp and the Regular Trustees may take any action, not inconsistent with applicable law, the certificate of trust of the Trust, the Declaration or the certificate of incorporation of Citicorp, that each of Citicorp and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Capital Securities or vary the terms thereof.

     Holders of the Capital Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

     Pursuant to the Guarantee, Citicorp will irrevocably agree, to the extent set forth therein, to pay in full to the holders of the Capital Securities issued by the Trust, the Guarantee Payments (as defined in the accompanying Prospectus) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Guarantee will not apply to any payment except to the extent the Trust shall have funds available therefor. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Capital Securities or by causing the Trust to pay such amounts to such holders. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. A summary description of the Guarantee appears in the accompanying Prospectus under the caption "Description of the Preferred Securities Guarantees."

                 DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

     Set forth below is a description of the specific terms of the Subordinated Debt Securities in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of December 17, 1996, as supplemented by a Supplemental Indenture dated as of January 29, 1997 (the "Indenture"), between Citicorp and Wilmington Trust Company, as Trustee (the "Debt Trustee").

     Under certain circumstances involving the dissolution of the Trust following the occurrence of a Tax Event or a Regulatory Capital Event, Subordinated Debt Securities may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Capital Securities -- Tax Event Redemption or Distribution" and "--Regulatory Capital Event Redemption or Distribution."

GENERAL

     The Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Subordinated Debt Securities will be limited in aggregate principal amount to $463.5 million, such amount being the sum of the aggregate stated liquidation amounts of the Capital Securities and the Common Securities.

     The Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on February 15, 2027.

     If Subordinated Debt Securities are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, such Subordinated Debt Securities will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement" below. In the event that Subordinated Debt Securities are issued in certificated form, such Subordinated Debt Securities will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at the option of Citicorp by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Subordinated Debt Securities is the Institutional Trustee, the payment of principal and interest on the Subordinated Debt Securities held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

SUBORDINATION

     The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of Citicorp, including all outstanding subordinated debt securities issued by Citicorp prior to the issuance of the Subordinated Debt Securities. No payment of principal (including redemption payments), premium, if any, or interest on the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default, unless and until such default shall have been cured or waived or such proceeding shall be terminated. Upon any distribution of assets of Citicorp to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Citicorp must be paid in full before the holders of Subordinated Debt Securities are entitled to receive or retain any payment. Notwithstanding the foregoing, the holders of Senior Indebtedness shall not be entitled to receive payment of any amounts which would otherwise (but for the subordination provisions of the Indenture) be payable in respect of the Subordinated Debt Securities but for the fact that any such Senior Indebtedness is by its terms subordinated in right of payment to Trade Credit (as defined herein) and, as a result of which subordination, amounts otherwise payable in respect of such Senior Indebtedness are to be paid to holders of Trade Credit.

     The term "Senior Indebtedness" means any obligation of Citicorp to its creditors, whether outstanding or subsequently incurred, except for (w) any other subordinated debt securities issued under the Indenture, (x) all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Citicorp that is a financing vehicle of Citicorp (a "financing entity") in connection with the issuance by such financing entity of equity securities or other securities guaranteed by Citicorp pursuant to an instrument that ranks pari passu with, or junior to, the Guarantee, (y) obligations incurred or assumed by Citicorp in the ordinary course of business in connection with the obtaining of materials or services, and all obligations of Citicorp in respect of any guarantees of such obligations of subsidiaries of Citicorp (provided that obligations described in this clause (y) ("Trade Credit") shall not include traveler's checks or other unsubordinated financial instruments) and (z) any other obligations as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Citicorp.

INTEREST

     The Subordinated Debt Securities will bear interest at the rate of 8.015% per annum from the original date of issuance, payable semiannually in arrears on February 15 and August 15 of each year (each an "Interest Payment Date"), commencing August 15, 1997, to the persons in whose name such Subordinated Debt Securities are registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event any Subordinated Debt Securities distributed to holders of Capital Securities shall not continue to remain in book-entry only form, Citicorp shall have the right to select record dates, which shall be not less than one nor more than 15 Business Days prior to the Interest Payment Date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semiannual period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Event of Default shall have occurred and be continuing under the Indenture, Citicorp shall have the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 10 consecutive semiannual interest periods from the last interest payment date to which interest was paid in full, at the end of which Extension Period, Citicorp shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded semiannually at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided that during any such Extension Period, (a) Citicorp shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire for value or make a liquidation payment with respect to any of its capital stock (other than (i) purchases or acquisitions of shares of Citicorp common stock in connection with the satisfaction by Citicorp of its obligations under any employee benefit plans or any other contractual obligations of Citicorp (other than a contractual obligation ranking pari passu with or junior in right of payment to the Subordinated Debt Securities) entered into prior to the date of issuance of the Subordinated Debt Securities, (ii) as a result of a reclassification of Citicorp capital stock or the exchange or conversion of one class or series of Citicorp's capital stock for another class or series of Citicorp capital stock or (iii) the purchase of fractional interests in shares of Citicorp's capital stock pursuant to the conversion or exchange provisions of such Citicorp capital stock or the security being converted or exchanged) and (b) Citicorp shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Citicorp that rank pari passu with or junior in right of payment to the Subordinated Debt Securities. Prior to the termination of any such Extension Period, Citicorp may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 10 consecutive semiannual interest periods or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Citicorp may commence a new Extension Period, subject to the terms set forth in this section. No interest shall be due and payable during an Extension Period, except at the end thereof. Citicorp has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Institutional Trustee is the sole holder of the Subordinated Debt Securities, Citicorp shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Capital Securities are payable or (ii) the date the Regular Trustees are required to give notice to any applicable self-regulatory organization or to holders of the Capital Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of Citicorp's selection of such Extension Period to the holders of the Capital Securities. If the Institutional Trustee is not the sole holder of the Subordinated Debt Securities, Citicorp shall give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period 10 Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Citicorp is required to give notice to any applicable self-regulatory organization or to holders of the Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time the Trust or the Institutional Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any such case, Citicorp will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Institutional Trustee after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust or the Institutional Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

OPTIONAL REDEMPTION

     Citicorp will have the right to redeem the Subordinated Debt Securities, in whole or in part, from time to time, on or after February 15, 2007, and earlier in certain circumstances upon the occurrence of a Tax Event or a Regulatory Capital Event as described under "Description of the Capital Securities -- Tax Event Redemption or Distribution" and "--Regulatory Capital Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the applicable Redemption Percentage (as defined under "Description of the Capital Securities -- Redemption") of the principal amount to be redeemed plus accrued and unpaid interest, including Additional Interest, if any, to the redemption date; provided, however, that the Subordinated Debt Securities may not be redeemed in part unless all unpaid interest, including Additional Interest, accrued through the most recent semiannual interest period ending on or prior to the date fixed for redemption shall have been paid. Before effecting any optional redemption, Citicorp will obtain any approvals of regulatory authorities then required by applicable law.

INDENTURE EVENTS OF DEFAULT

     See "Description of the Subordinated Debt Securities--Events of Default, Waiver and Notice" in the accompanying Prospectus for a description of Events of Default under the Indenture. An Event of Default under the Indenture also constitutes a Declaration Event of Default. The holders of Capital Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Capital Securities--Declaration Events of Default" and "--Voting Rights." Notwithstanding the foregoing, if an Event of Default under the Indenture has occurred and is continuing and such event is attributable to the failure of Citicorp to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable, Citicorp acknowledges that a holder of Capital Securities may then institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. Notwithstanding any payments made to such holder of Capital Securities by Citicorp in connection with a Direct Action, Citicorp shall remain obligated to pay the principal of or interest on the Subordinated Debt Securities held by the Trust or the Institutional Trustee of the Trust, and Citicorp shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Capital Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Tax Event or a Regulatory Capital Event, the Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depositary or its nominee.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

     If Subordinated Debt Securities are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Capital Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Capital Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by Citicorp. Citicorp may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

     None of Citicorp, the Trust, the Institutional Trustee, any paying agent and any other agent of Citicorp, or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A Global Security shall be exchangeable for Subordinated Debt Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Citicorp that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) Citicorp, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debt Securities registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

     The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

MISCELLANEOUS

     The Indenture will provide that Citicorp will pay all fees and expenses related to (i) the offering of the Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Capital Securities.

     Citicorp will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of Citicorp; provided that, in the event of any such assignment, Citicorp will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

                      UNITED STATES FEDERAL INCOME TAXATION

GENERAL

     In the opinion of E. Noel Harwerth, Esq., Chief Tax Officer of Citibank, N.A., the following discussion describes the material United States federal income tax consequences applicable to holders of the Capital Securities. This discussion deals only with Capital Securities held as capital assets by initial holders and does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding the Capital Securities as a hedge or hedged against currency risks or as part of a straddle or conversion transaction or persons whose functional currency is not the U.S. dollar. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, published rulings and court decisions, as currently in effect, all of which are subject to change, possibly with retroactive effect.

     Persons considering the purchase of Capital Securities should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as the application of state or local laws or the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

     As used herein, "United States Holder" means a beneficial holder of Capital Securities who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof (including the District of Columbia), or (iii) a person otherwise subject to United States federal income taxation on a net income basis in respect of Capital Securities.

   Classification of the Subordinated Debt Securities

     Assuming full compliance with the terms of the Indenture and the Declaration, the Subordinated Debt Securities will be classified for United States federal income tax purposes as indebtedness of Citicorp.

   Classification of the Trust

     Assuming full compliance with the terms of the Indenture and the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Capital Securities generally will be considered the owner of an undivided interest in the Subordinated Debt Securities, and each holder will be required to include in its gross income interest and original issue discount ("OID"), if any, accrued with respect to its allocable share of the Subordinated Debt Securities.

   Interest and Original Issue Discount

     United States Holders (including cash basis United States Holders) of debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield basis, generally before the receipt of cash attributable to such income. A debt instrument will generally be treated as issued with OID if the excess of the instrument's "stated redemption price at maturity" over its issue price is more than a specified de minimis amount. The stated redemption price at maturity of an instrument is the total of all payments provided by the instrument that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether a debt instrument has been issued with OID, remote contingencies as to the timely payment of stated interest are ignored. In the case of the Subordinated Debt Securities, Citicorp has concluded that the likelihood of its exercising its option to defer payment of interest is remote because the exercise of such option would prevent Citicorp from declaring dividends on any class of its stock. Accordingly, Citicorp intends to treat the Subordinated Debt Securities as having been issued without OID and, therefore, United States Holders of the Capital Securities will accrue interest income under their particular methods of accounting (e.g., cash or accrual) rather than accruing OID on a constant yield basis.

     If, however, Citicorp were to exercise its right to defer payments of interest, under existing Treasury regulations, the Subordinated Debt Securities will become OID instruments, and all United States Holders of the Capital Securities will thereafter be required to accrue interest on a constant yield basis during any Extension Period even though Citicorp will not pay the interest in cash until the end of the Extension Period, and even though a United States

Holder may be on the cash method of accounting. Furthermore, if the Subordinated Debt Securities become OID instruments because Citicorp has exercised its right to defer payment of interest, they will be taxed as OID instruments for as long as they remain outstanding, even after the expiration of the Extension Period and the payment of all accrued and compounded interest.

     The above conclusions are based on recently-promulgated Treasury regulations, which have not been interpreted by any court decisions or addressed in any rulings or other pronouncements of the Internal Revenue Service ("IRS"), and its is possible that the IRS could take a position contrary to the conclusions herein.

     Corporate holders of the Capital Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

   Market Discount and Bond Premium

     Under certain circumstances, United States Holders of Capital Securities other than initial holders may be considered to have acquired their undivided interests in the Subordinated Debt Securities with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Capital Securities.

   Receipt of Subordinated Debt Securities or Cash Upon Liquidation of the Trust

     As described under "Description of the Capital Securities --Tax Event Redemption or Distribution" and "--Regulatory Capital Event Redemption or Distribution," Citicorp has the right to distribute Subordinated Debt Securities to holders in exchange for the Capital Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such holder's aggregate tax basis in its Capital Securities. A holder's holding period in the Subordinated Debt Securities so received in liquidation of the Trust would include the period during which the Capital Securities were held by such holder. If, however, the Trust is treated as an association taxable as a corporation at the time of its liquidation, the distribution of Subordinated Debt Securities in liquidation of the Trust would likely constitute a taxable event to the holders of the Capital Securities.

     Upon the occurrence of a Tax Event or a Regulatory Capital Event, the Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Capital Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Capital Securities, and a United States Holder would recognize gain or loss as if it sold such redeemed Capital Securities for cash. See "--Sales of Capital Securities."

   Sales of Capital Securities

     A United States Holder that sells Capital Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities. Assuming Citicorp does not defer interest on the Subordinated Debt Securities by extending the interest payment period, a holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price. Except to the extent attributable to accrued but unpaid interest (which is taxable as ordinary income) and subject to the market discount rules described above, such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Capital Securities have been held for more than one year.

     The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. If Citicorp exercises its right to defer payments of interest, a United States Holder who disposes of his Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the United States Holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. Accrual basis United States Holders will be subject to similar treatment without regard to Citicorp's election to defer.

UNITED STATES ALIEN HOLDERS

     Under present United States federal income tax law and subject to the discussion of backup withholding below:

          (a) payment of principal and interest (including any OID) by the Trust or any of its paying agents to any United States Alien Holder (as defined below) will not be subject to United States federal withholding tax, provided that in the case of interest or OID, (1) the beneficial owner of the Capital Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citicorp entitled to vote, (2) the beneficial owner of the Capital Securities is not a controlled foreign corporation that is related to Citicorp through stock ownership, and (3) either (i) the beneficial owner of the Capital Securities certifies to Citicorp or its agent, under penalties of perjury, that he is not a United States person (as defined below) and provides his name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Capital Securities on behalf of the beneficial owner certifies to Citicorp or its paying agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor a copy thereof;

          (b) a United States Alien Holder will not be subject to United States federal withholding tax on gain realized on the sale or other disposition of Capital Securities.

     As used herein, a "United States Alien Holder" is any holder of Capital Securities who is a United States Alien (as defined below). As used herein, a "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of the members is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust, in each case not subject to United States federal income tax on a net income basis in respect of Capital Securities. "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of principal (including OID, if any) and any premium and interest made within the United States by the Trust or any of its paying agents are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%. Information reporting and backup withholding do not apply to payments made on Capital Securities if the certification described in clause
(a)(3) under "United States Alien Holders" is received, provided, in each case, that the payor does not have actual knowledge that the holder is a United States person.

     Payment of the proceeds from the sale of Capital Securities to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, information reporting will apply to such payments unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the owner otherwise establishes an exemption. Payment of the proceeds from a sale of Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     Backup withholding will generally not apply to United States Holders other than certain noncorporate Holders who fail to supply an accurate taxpayer identification number or who fail to report all interest and dividend income required to be shown on their federal income tax returns.

PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed legislation (the "Proposed Legislation") which, among other things, would generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995, if such debt obligations have a maximum term in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. In addition, the Proposed Legislation would deny issuers an interest deduction on any debt instruments with a weighted average maturity of greater than 40 years. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). Based upon the Joint Statement and the Democrat Letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Subordinated Debt Securities. There can be no assurances, however, that the effective date guidance contained in the Joint Statement and Democrat Letters will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Capital Securities -- Tax Event Redemption or Distribution."

                              ERISA CONSIDERATIONS

     Each of the Company (the obligor with respect to the Subordinated Debt Securities held by the Trust) and its affiliates may be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of
Section 4975 of the Code) with respect to certain employee benefit plans ("Plans") that are subject to ERISA. Any purchaser proposing to acquire Capital Securities with assets of any Plan should consult with its counsel. The purchase and/or holding of Capital Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of
Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Capital Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). In addition, a Plan fiduciary considering the purchase of Capital Securities should be aware that the assets of the Trust may be considered "plan assets" for ERISA purposes. In such event, service providers with respect to the assets of the Trust may become parties in interest or disqualified persons with respect to investing Plans, and any discretionary authority exercised with respect to the Subordinated Debt Securities by such persons could be deemed to constitute a prohibited transaction under ERISA or the Code. In order to avoid such prohibited transactions, each investing Plan, by purchasing the Capital Securities, will be deemed to have directed the Trust to invest in the Subordinated Debt Securities and to have appointed the Institutional Trustee.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase the number of Capital Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Capital Securities offered hereby if any of the Capital Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                          Number of
                                                           Capital
                     Underwriters                         Securities
                     ------------                         ----------
            Citicorp Securities, Inc. .................    135,000
            Lehman Brothers Inc. ......................    135,000
            Goldman, Sachs & Co. ......................     90,000
            Salomon Brothers Inc ......................     90,000
                                                           -------
                 Total                                     450,000
                                                           =======

     The Underwriters propose to offer the Capital Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at such price less a concession of $6.00 per Capital Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $3.00 per Capital Security to certain brokers and dealers. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by Citicorp Securities, Inc.

     In view of the fact that the proceeds of the sale of the Capital Securities will ultimately be used to purchase the Subordinated Debt Securities of Citicorp, the Underwriting Agreement provides that Citicorp will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $10.00 per Capital Security (or $4,500,000 in the aggregate) for the accounts of the several Underwriters.

     Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Capital Securities offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Offers and sales of Capital Securities will be made only to (i) "qualified institutional buyers", as defined in Rule 144A under the Securities Act of 1933, as amended (the "Act") or (ii) institutional "accredited investors", as defined in Rule 501(a)(1)-(3) of Regulation D under the Act. The Underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

     Prior to this offering there has been no public market for the Capital Securities. The Underwriters haveadvised the Trust that they intend to make a market in the Capital Securities. The Underwriters will have no obligation to make a market in the Capital Securities, however, and may cease market-making activities, if commenced, at any time.

     The Trust and Citicorp have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     This Prospectus Supplement and related Prospectus may be used by direct or indirect subsidiaries of Citicorp in connection with offers and sales related to secondary market transactions. Such subsidiaries may act as principal or agent in such transactions. Such sales may be made at prices related to prevailing market prices at the time of sale.

     The participation of an affiliate or subsidiary of Citicorp in the offer and sale of the Capital Securities will comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding underwriting securities of the affiliate. No NASD member participating in offers and sales will execute a transaction in the Capital Securities in a discretionary account without the prior written specific approval of the member's customer.

     Certain of the Underwriters, and their affiliates, engage in transactions with, and, from time to time, have performed services for, Citicorp and its subsidiaries in the ordinary course of business.

                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Capital Securities will be passed upon on behalf of the Trust by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Subordinated Debt Securities and the Guarantee and certain matters relating thereto will be passed upon for Citicorp by Stephen E. Dietz, Associate General Counsel of Citibank, N.A. Mr. Dietz owns or has the right to acquire a number of shares of Common Stock of Citicorp equal to less than 0.01% of the outstanding Common Stock of Citicorp. The validity of the Capital Securities, the Guarantee and the Subordinated Debt Securities will be passed upon for the Underwriters by Sullivan & Cromwell, New York, New York. In rendering their opinion, Sullivan & Cromwell will rely on the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law.

================================================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CITICORP, CITICORP CAPITAL II OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CITICORP OR CITICORP CAPITAL II SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                   ----------

                                TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT
                                                                            Page
                                                                            ----
Citicorp Summary Financial Data .........................................    S-3
Capitalization of Citicorp ..............................................    S-4
Citicorp Ratios of Income to Fixed Charges ..............................    S-4
Special Considerations ..................................................    S-5
Accounting Treatment ....................................................    S-7
The Trust ...............................................................    S-7
Description of the Capital Securities ...................................    S-8
Description of the Guarantee ............................................   S-18
Description of the Subordinated Debt Securities .........................   S-18
United States Federal Income Taxation ...................................   S-23
ERISA Considerations ....................................................   S-26
Underwriting ............................................................   S-27
Validity of Securities ..................................................   S-28


                                   PROSPECTUS

Available Information ...................................................      2
Incorporation of Certain Documents by Reference .........................      2
Citicorp ................................................................      3
Citicorp Ratios of Income to Fixed Charges ..............................      4
Use of Proceeds .........................................................      4
The Trusts ..............................................................      4
Description of the Subordinated Debt Securities .........................      5
Description of the Preferred Securities .................................      9
Description of the Preferred Securities Guarantees ......................     11
Effect of Obligations Under the Subordinated Debt
  Securities and the Preferred Securities Guarantee .....................     13
Plan of Distribution ....................................................     14
Validity of Securities ..................................................     15
Experts .................................................................     15


                  --------------------------------------------


                                  $450,000,000

                               CITICORP CAPITAL II

                            8.015% CAPITAL SECURITIES

                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED BY

                                [CITICORP LOGO]



                                   ----------

                              PROSPECTUS SUPPLEMENT

                                   ----------



                           CITICORP SECURITIES, INC.

                                 LEHMAN BROTHERS

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC




                                January 24, 1997

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